Exhibit 1.01
Conflict Minerals Report

Ascent Industries Co. has included this Conflict Minerals Report as an exhibit to its Form SD for 2024 as required by Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). The date of filing of this Conflict Minerals Report is June 2, 2025.

Unless the context indicates otherwise, the terms “we,” “its,” “us” and “our” refer to Ascent Industries Co. and its consolidated subsidiaries. As used herein, “3TG” is tantalum, tin, tungsten and gold, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG finances or benefits armed groups.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) the accuracy and reliability of the information we receive and (3) political, legal and regulatory developments, whether in the Democratic Republic of the Congo and adjoining countries (the “DRC Region”), the United States or elsewhere. The term “adjoining countries” has the meaning contained in the Conflict Minerals Rule. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Applicability of the Conflict Minerals Rule to Our Company

The Company’s business is divided into two reportable operating segments, the Tubular Products segment and the Specialty Chemicals segment. We are required to make a filing pursuant to the Conflict Minerals Rule for 2024 because 3TG, specifically tantalum, tin and tungsten, was necessary to the functionality or production of a portion of the products manufactured by the consolidated subsidiaries in our Tubular Products segment in 2024. Our Specialty Chemicals segment does not manufacture products that include 3TG.

We do not directly source any 3TG from mines, smelters or refiners. Furthermore, in some cases, we may not be able to identify suppliers upstream from our direct suppliers. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that we are in compliance with the Conflict Minerals Rule and that our suppliers meet the expectations of our Conflict Minerals Policy, which is discussed below.

Our Conflict Minerals Policy

We take seriously our compliance obligations under the Conflict Minerals Rule. Therefore, we have adopted and communicated to selected personnel, our suppliers and the public a policy regarding the supply of 3TG for products that we manufacture (the “Conflict Minerals Policy”).

Exhibit 1.01
The Conflict Minerals Policy includes, but is not limited to, our expectations that the suppliers of products that we manufacture:

•Promptly, completely and accurately respond to our informational requests with respect to any 3TG that is necessary to the functionality or production of such products, including by completing and delivering a Responsible Minerals Initiative (the “RMI”) Conflict Minerals Reporting Template (the “Survey”) or similar survey when asked to do, completely and accurately respond to our informational requests with respect to any 3TG that is necessary to the functionality or production of such products, including by completing and delivering a Responsible Minerals Initiative (the “RMI”) Conflict Minerals Reporting Template (the “Survey”) or similar survey when asked to do so.
•Determine whether there is any 3TG in any such products, survey their upstream suppliers regarding the ultimate source of any such 3TG, and verify and document such information.
•Implement policies and management systems to support compliance with these expectations, and require their upstream suppliers to adopt similar policies and systems.
•Corporate in the event we determine that any further inquiry or due diligence is required or advisable with respect to the source of 3TG in any such products.

Reasonable Country of Origin Inquiry Information

Prior to beginning our reasonable country of origin inquiry, the Conflict Minerals Working Group (as defined below) determined which of our products were potentially in-scope for purposes of the Conflict Minerals Rule through our degree of influence over the products’ manufacture and product specifications, supplier inquiries and other information known to us.

We then requested, as part of our reasonable country of origin inquiry, that the suppliers of these potentially in-scope products provide us with information concerning the origin of the 3TG in the products sourced from them. Based on the information provided to us by our suppliers, we believe that most of the in-scope products we manufactured in 2024 contained only necessary 3TG that (1) did not originate in the DRC Region or we had no reason to believe may have originated in the DRC Region or (2) was from recycled or scrap sources or we reasonably believed came from recycled or scrap sources. However, we were unable to conclusively determine this with respect to six tungsten suppliers. Therefore, all of the products that we determined to be in-scope for 2024, and the related 3TG and direct suppliers, are discussed in this Conflict Minerals Report and those suppliers are referred to herein as the “Suppliers.”

The Suppliers identified 102 smelters and refiners as having processed the necessary 3TG contained in the products covered by this Conflict Minerals Report, as further discussed under “Product Information; Smelter and Refiner and Country of Origin Information.”

Pursuant to the Conflict Minerals Rule, based on the results of our reasonable country of origin inquiry, we were required to conduct due diligence for 2024 with respect to the 3TG in our in-scope products. These due diligence efforts are discussed below.

For our reasonable country of origin inquiry, to the extent applicable, we utilized the same processes and procedures as for our due diligence.

None of our in-scope products were determined by us to contain necessary 3TG that directly or indirectly financed or benefitted armed groups in the DRC Region. However, we did not conclude that any of our products covered by this Conflict Minerals Report were “DRC conflict free.” The terms “armed group” and “DRC conflict free” have the meanings contained in the Conflict Minerals Rule.

Exhibit 1.01
Due Diligence Program Design
Design Framework

We designed our due diligence measures relating to 3TG to conform with, in all material respects, the criteria set forth in the Organisation for Economic Co-operation and Development’s (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, as supplemented by the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition 2016) (collectively, the “OECD Guidance”).

Selected Elements of Design Framework

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our program design are discussed below. However, these are not all of the discrete elements of the program that we have put in place to help ensure that the 3TG contained in our products is responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps. Selected due diligence measures that we took with respect to 2024 are discussed under “Due Diligence Program Execution on Products Manufactured During 2024.”

1.OECD Guidance Step One: “Establish strong company management systems"
a.We have adopted the Conflict Minerals Policy. The Conflict Minerals Policy is posted on our website and distributed electronically to selected employees and suppliers.
b.We have an internal team tasked with managing our Conflict Minerals Policy and 3TG compliance strategy (the “Conflict Minerals Working Group”). The following internal functional areas at the corporate level are represented on the Conflict Minerals Working Group: accounting, internal audit and legal. The Conflict Minerals Working Group also includes representatives from our Tubular Products segment. The Conflict Minerals Working Group and selected members of corporate senior management are educated on the Conflict Minerals Rule, the OECD Guidance, our compliance plan and the procedures for reviewing and validating supplier responses to our inquiries. Outside counsel assists us with our compliance efforts and is also part of the Conflict Minerals Working Group.
c.We utilize the Survey to identify smelters and refiners in our supply chain. The Survey requests suppliers to provide information concerning the usage and source of 3TG in their products, as well as information concerning their related compliance efforts.
d.We maintain business records relating to 3TG due diligence, including records of our due diligence processes, findings and resulting decisions, on a computerized database where practicable, for at least five years.
e.We have a website and telephone lines available for employees and other stakeholders to report violations of our Conflict Minerals Policy.
2.OECD Guidance Step Two: “Identify and assess risk in the supply chain"
a.We furnish the direct suppliers of products that we determine to potentially be in-scope with the Survey, along with an introductory e-mail describing the Conflict Minerals Rule and our Conflict Minerals Policy, and request that they complete the Survey within a specified timeline.
b.We follow up by e-mail and/or phone call with all suppliers that do not respond to the request within the specified time frame.
c.Members of the Conflict Minerals Working Group review the completed responses received from suppliers against written review criteria. We follow up by e-mail and/or phone call with all suppliers that submit an incomplete response or a response that triggers specified “red flags” or is determined not to be suitable by us, in each case requesting them to submit a revised response. We follow up with other suppliers where deemed appropriate by us.

Exhibit 1.01
d.To the extent that a completed response identifies a smelter or refiner, we review this information against the list of “conformant” and “active” smelters and refiners published in connection with the RMI’s Responsible Minerals Assurance Process (“RMAP”).
e.We review publicly available information for each identified smelter or refiner to try to determine the mine or location of origin of the 3TG from such smelter or refiner.
f.Based on the information furnished by our suppliers and other information known to us, we assess the risks of adverse impacts.
3.OECD Guidance Step Three: “Design and implement a strategy to respond to identified risks"
a.The Conflict Minerals Working Group reports the findings of its supply chain risk assessment to our General Counsel.
b.Our risk mitigation strategy contemplates a flexible response that is commensurate with the risks identified.
4.OECD Guidance Step Four: “Carry out independent third-party audit of smelter/refiner’s due diligence practices"
In connection with our due diligence, we utilize information made available by the RMI concerning independent third-party audits of smelters and refiners.
5.OECD Guidance Step 5: “Report annually on supply chain due diligence"
We file a Form SD, and to the extent applicable, a Conflict Minerals Report, with the Securities and Exchange Commission.

Due Diligence Program Execution on Products Manufactured During 2024

We performed the following 3TG due diligence on applicable 3TG in the in-scope products that we manufactured during 2024. These were not all of the discrete measures that we took in furtherance of our 3TG compliance program or pursuant to the Conflict Minerals Rule and the OECD Guidance. For a discussion of the design of our due diligence measures, please see “Due Diligence Program Design.”

1.We furnished the Suppliers with the Survey, along with an introductory e-mail describing the Conflict Minerals Rule and our Conflict Minerals Policy, and requested that they complete the Survey within a specified timeline.
2.We followed up by e-mail and/or phone call with all Suppliers that did not respond to the request within the specified time frame.
3.We reviewed the completed responses received from the Suppliers. We followed up by e-mail and/or phone call with all Suppliers that submitted an incomplete response or a response that triggered specified “red flags” or was determined not to be suitable by us, in each case requesting them to submit a revised response. We followed up with other Suppliers where deemed appropriate by us.
4.To the extent that a completed response identified a smelter or refiner, we reviewed this information against the list of conformant and active smelters and refiners published in connection with the RMAP.
5.We reviewed publicly available information for each identified smelter or refiner to try to determine the mine or location of origin of the 3TG from such smelter or refiner.
6.The Conflict Minerals Working Group reported the findings of its supply chain risk assessment to our General Counsel.

Product Information; Smelter and Refiner and Country of Origin Information

Our in-scope products for 2024 for purposes of the Conflict Minerals Rule included pipe and tubing. For a further discussion of products manufactured by our Tubular Products segment, see our Annual Report on Form 10-K for the 2024 fiscal year. The information contained in our Form 10-K is not incorporated by reference into the Form SD or

Exhibit 1.01
this Conflict Minerals Report and should not be considered to be part of the Form SD or this Conflict Minerals Report.

In connection with our reasonable country of origin inquiry or due diligence, as applicable, the following facilities were declared by the Suppliers to be smelters or refiners used to process the necessary 3TG contained in our in-scope products. After reviewing those responses, we reasonably believe that these may be smelters or refiners in our supply chain for such 3TG. However, due to our position in the supply chain, which is discussed earlier in this Conflict Minerals Report, we rely on the Suppliers for accurate smelter and refiner information, and our reasonable country of origin inquiry and due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in our in-scope products.

Smelter or Refiner	Conflict Mineral	Conflict-Free Certification (1)
AMG Brasil	Tantalum	RMAP (2)
Changsha South Tantalum Niobium Co., Ltd.	Tantalum	RMAP (3)
D Block Metals, LLC	Tantalum	RMAP (3)
F&X Electro-Materials Ltd.	Tantalum	RMAP
FIR Metals & Resource Ltd.	Tantalum	RMAP
Global Advanced Metals Aizu	Tantalum	RMAP
Global Advanced Metals Boyertown	Tantalum	RMAP
Hengyang King Xing Lifeng New Materials Co., Ltd.	Tantalum	RMAP (2)
Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	Tantalum	RMAP (2)
Jiangxi Tuohong New Raw Material	Tantalum	RMAP (3)
JiuJiang JinXin Nonferrous Metals Co., Ltd.	Tantalum	RMAP
Jiujiang Tanbre Co., Ltd.	Tantalum	RMAP
Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	Tantalum	RMAP
KEMET de Mexico	Tantalum	RMAP
Materion Newton Inc.	Tantalum	RMAP
Metallurgical Products India Pvt., Ltd.	Tantalum	RMAP
Mineracao Taboca S.A.	Tantalum	RMAP
Mitsui Mining and Smelting Co., Ltd.	Tantalum	RMAP (2)
Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum	RMAP (2)
NPM Silmet AS	Tantalum	RMAP
QuantumClean	Tantalum	RMAP (3)
Resind Industria e Comercio Ltda.	Tantalum	RMAP
RFH Yancheng Jinye New Material Technology Co., Ltd.	Tantalum	RMAP
Taki Chemical Co., Ltd.	Tantalum	RMAP
TANIOBIS Co., Ltd.	Tantalum	RMAP
TANIOBIS GmbH	Tantalum	RMAP
TANIOBIS Japan Co., Ltd.	Tantalum	RMAP
TANIOBIS Smelting GmbH & Co. KG	Tantalum	RMAP
Telex Metals	Tantalum	RMAP (2)
Ulba Metallurgical Plant JSC	Tantalum	RMAP
XIMEI RESOURCES (GUANGDONG) LIMITED	Tantalum	RMAP
XinXing HaoRong Electronic Material Co., Ltd.	Tantalum	RMAP (3)
Yanling Jincheng Tantalum & Niobium Co., Ltd.	Tantalum	RMAP
Alpha	Tin	RMAP (2)
Aurubis Beerse	Tin	RMAP (2)

Exhibit 1.01

Aurubis Berango	Tin	RMAP (2)
Chifeng Dajingzi Tin Industry Co., Ltd.	Tin	RMAP
China Tin Group Co., Ltd.	Tin	RMAP (2)
CRM Synergies	Tin	RMAP (2)
CV Venus Inti Perkasa	Tin	RMAP (3)
Dowa	Tin	RMAP
EM Vinto	Tin	RMAP (2)
Fabrica Auricchio Industria e Comercio Ltda.	Tin
Fenix Metals	Tin	RMAP
Gejiu Non-Ferrous Metal Processing Co., Ltd.	Tin	RMAP
Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	Tin	RMAP (2)
Jiangxi New Nanshan Technology Ltd.	Tin	RMAP (2)
Luna Smelter, Ltd.	Tin	RMAP (2)
Malaysia Smelting Corporation (MSC)	Tin	RMAP (2)
Metallic Resources, Inc.	Tin	RMAP (2)
Mineracao Taboca S.A.	Tin	RMAP
Minsur	Tin	RMAP
Mitsubishi Materials Corporation	Tin	RMAP
O.M. Manufacturing (Thailand) Co., Ltd.	Tin	RMAP
Operaciones Metalurgicas S.A.	Tin	RMAP (2)
PT Aries Kencana Sejahtera	Tin	RMAP (3)
PT Artha Cipta Langgeng	Tin	RMAP
PT ATD Makmur Mandiri Jaya	Tin	RMAP (3)
PT Bangka Serumpun	Tin	RMAP (3)
PT Bukit Timah	Tin	RMAP
PT Menara Cipta Mulia	Tin	RMAP (3)
PT Mitra Stania Prima	Tin	RMAP
PT Prima Timah Utama	Tin	RMAP (2)
PT Refined Bangka Tin	Tin	RMAP (3)
PT Stanindo Inti Perkasa	Tin
PT Timah Tbk Kundur	Tin	RMAP (2)
PT Timah Tbk Mentok	Tin	RMAP (2)
PT Tinindo Inter Nusa	Tin	RMAP (3)
PT Tommy Utama	Tin	RMAP (3)
Rui Da Hung	Tin	RMAP (2)
Soft Metais Ltda.	Tin	RMAP
Thaisarco	Tin	RMAP (2)
Tin Smelting Branch of Yunnan Tin Co., Ltd.	Tin	RMAP (2)
Tin Technology & Refining	Tin	RMAP
White Solder Metalurgia e Mineracao Ltda.	Tin	RMAP
Yunnan Chenfeng Non-ferrous Metals Co., Ltd.	Tin	RMAP (2)
Asia Tungsten Products Vietnam Ltd.	Tungsten	RMAP (2)
China Molybdenum Co., Ltd.	Tungsten	RMAP
Fujian Xinlu Tungsten Co., Ltd.	Tungsten	RMAP
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	Tungsten	RMAP

Exhibit 1.01

Ganzhou Seadragon W & Mo Co., Ltd.	Tungsten	RMAP
Global Tungsten & Powders LLC	Tungsten	RMAP (2)
Guangdong Xianglu Tungsten Co., Ltd.	Tungsten	RMAP
H.C. Starck Tungsten GmbH	Tungsten	RMAP
Hubei Green Tungsten Co., Ltd.	Tungsten	RMAP
Hunan Shizhuyuan Nonferrous Metals Co., Ltd Chengzou Tungsten Products Branch	Tungsten	RMAP (2)
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Tungsten	RMAP
Jiangxi Gan Bei Tungsten Co., Ltd.	Tungsten	RMAP (3)
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Tungsten	RMAP
Jiangxi Tungsten Industry Group Co. Ltd.	Tungsten
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten	RMAP
Jiangxi Yaosheng Tungsten Co., Ltd.	Tungsten	RMAP (2)
Kennametal Fallon	Tungsten	RMAP (2)
Kennametal Huntsville	Tungsten	RMAP (2)
Lianyou Metals Co., Ltd.	Tungsten	RMAP
Masan High-Tech Materials	Tungsten	RMAP (2)
Shinwon Tungsten (Fulian Shanghang) Co., Ltd.	Tungsten	RMAP
Tungsten Vietnam Joint Stock Company	Tungsten	RMAP
Wolfram Bergbau und Hutten AG	Tungsten	RMAP
Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten	RMAP
Xiamen Tungsten Co., Ltd.	Tungsten	RMAP
Zhangyuan Tungsten Co., Ltd.	Tungsten	RMAP
1 “RMAP” has the meaning provided earlier in this Conflict Minerals Report. RMAP status is as of May 19, 2025.
2 Listed as conformant with RMAP standards with certification re-assessment in progress.
3 Listed as conformant with RMAP standards, but certificate has expired and no re-assessment in progress is indicated.

We endeavored to determine the mine or location of origin of the 3TG contained in the in-scope products by requesting that the Suppliers provide us with a completed Survey concerning the source of the 3TG in the products sourced from them. We then reviewed publicly available information for each identified smelter or refiner to try to determine the mine or location of origin of the 3TG from such smelter or refiner.

Further Risk Mitigation Efforts

We intend to take the following additional steps on in-scope products for 2025 to mitigate the risk that the 3TG contained in and necessary to the products we manufacture finance or benefit armed groups in the DRC Region:

1.Encourage Suppliers that provided company level information for 2024 to provide product level information for 2025 through ongoing outreach with these Suppliers.
2.Engage with Suppliers that provided incomplete responses or that did not provide responses for 2024 to help ensure that they provide requested information for 2025.
3.Monitor and encourage the continuing development and progress of traceability measures of Suppliers that indicated for 2024 that the source of 3TG was unknown or undeterminable.
4.Communicate to new potentially in-scope suppliers our expectations with respect to 3TG, including through the dissemination of the Conflict Minerals Policy to them. In addition, as new in-scope suppliers are added, work with these suppliers to ensure that they understand the requirements of the Conflict Minerals Rule and the OECD Guidance.
5.Continue to refine our 3TG risk management strategy based on the results of our due diligence on products we manufactured in 2024.

Exhibit 1.01
All of the foregoing steps are in addition to the steps that we took with respect to in-scope products for 2024, which we intend to continue to take with respect to in-scope products for 2025 to the extent applicable.